Exhibit 10.2

CARRAMERICA REALTY CORPORATION

CHANGE IN CONTROL

SEVERANCE PAY PLAN

CarrAmerica Realty Corporation (the “Company”), sets forth herein the terms of its Change in Control Severance Pay Plan (the “Plan”) as follows:

SECTION 1. PURPOSE.

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued employment with and dedication to the Company of certain of the Company’s and its Affiliate’s officers and employees in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.

SECTION 2. DEFINITIONS.

(a) “Accrued Obligations” means, with respect to an Employee, the sum of (1) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Employee’s Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid.

(b) “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended, including, without limitation, any subsidiary.

(c) “Annual Base Salary” means, with respect to an Employee, the greater of (a) the annual base salary payable to the Employee by the Company and its Affiliates as of the Date of Termination or (b) the amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Employee by the Company and its Affiliate in respect of the twelve-month period immediately preceding the month in which the Date of Termination occurs.

(d) “Annual Bonus” means, with respect to an Employee, the amount that would be paid to the Employee as bonus payments if the Employee achieved all performance targets for the year.

(e) “Board” means the Board of Directors of the Company.

(f) “CarrAmerica Service Provider” means any employee or independent contractor of the Company or any of its Affiliates.

(g) “Cause” for termination of an Employee’s employment by the Company shall be deemed to exist if: (a) the Employee is found guilty by a court of having committed fraud or theft against the Company and such conviction is affirmed on appeal or the time for appeal has expired; (b) the Employee is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (c) in the reasonable judgment of the Board, the Employee has compromised trade secrets or other similarly valuable proprietary information of the Company; or (d) in the reasonable judgment of the Board, the Employee has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its Affiliates, the continuation of which will continue to substantially and materially harm the business and operations of the Company or any of its Affiliates in the future.

(h) “Change in Control” means any of the following to occur, provided that only the first such event to occur shall be a Change in Control for purposes of this Plan:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (h), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(h); or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(i) “Change in Control Date” means, with respect to a Change in Control Event, the date of consummation of the Change in Control relating to such Change in Control Event.

(j) “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.

(k) “Change in Control Period” means the period commencing upon a Change in Control Event and ending two years after the Change in Control Date.

(l) “Company” means CarrAmerica Realty Corporation or, from and after a Change in Control of the Company, the successor to the Company in any such Change in Control.

(m) “Comparable Position” means a job of similar duties as with the Company, and such pay and benefits at a level that would not give rise to Good Reason under this Plan.

(n) “Date of Termination” means, with respect to an Employee, the effective date of termination of the Employee’s employment with the Company or any of its Affiliates.

(o) “Employee” means an employee of the Company or an Affiliate of the Company, who was an employee of CarrAmerica Realty Corporation or its Affiliate immediately prior to the Change in Control Event and who is not a party to an individual change in control agreement that provides for the same or better benefits than are provided by this Plan. In addition, any person who would be treated as an Employee, and is eligible for retention/severance payments in connection with the disposition of portfolio properties (hereafter, “retention payments”), shall not be treated as an Employee and thus shall not be covered by this Plan in connection with such a portfolio asset sale, unless he or she waives such retention payments.

(p) “Good Reason” means, with respect to an Employee: (i) any reduction in the Employee’s base salary, (ii) any reduction in the Employee’s incentive compensation (including the value of any equity based incentive), (iii) any reduction in the aggregate employee benefits provided to such Employee, (iv) that the Employee has his responsibilities or areas of supervision with the Company substantially reduced, or (v) that the Employee is required to move his employment location to a location 35 miles or more from his job-site immediately prior to the Effective Date.

(q) “Other Benefits” means, with respect to an Employee, any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

(r) “Severance Period” means the number of months equivalent to the period on which the severance benefits payable pursuant to Section 4(a)(i)(B) are determined.

SECTION 3. TERM.

This Plan shall be effective for a period commencing on January     , 2006 and ending on                     , 2008; provided, however, that, in the event of a Change in Control Event during the term of this Plan, the term of this Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect for the Change in Control Period relating to such Change in Control Event and until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

SECTION 4. SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.

(a) Good Reason; Other Than for Cause. If a Change in Control Event occurs during the term of this Plan and the Company terminates an Employee’s employment other than for Cause or the Employee terminates employment for Good Reason during the Change in Control Period:

(i) The Company shall pay to the Employee the following amounts:

A. the Accrued Obligations in a lump sum in cash within 10 days of the Date of Termination;

B. the severance benefits provided in Schedules A, B or C, as applicable; provided further, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule D, and the revocation period for such Waiver and Release has passed.

The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 10 days of the Employee’s Date of Termination; provided further, that the Company shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Date of Termination to satisfy the 21 or 45 day consideration period, as applicable, under the Waiver and Release. All severance benefits provided to an Employee pursuant to subparagraph (B) of this Section 4(a)(i) shall be reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law.

The mere occurrence of a Change in Control shall not be treated as a termination of an Employee’s employment under this Plan, nor shall the mere transfer of an Employee’s employment to an Affiliate of the Company be treated as a termination under this Plan. Further, an Employee shall not be eligible for any severance benefits provided in subparagraph (B) of this Section 4(a)(i) if, after the Change in Control, the Employee is terminated as a result of an acquisition, sale, spin-off, outsourcing or other business transaction of the Company or its Affiliate in connection with which (1) the successor party agrees for the remaining duration of the Change in Control Period, and agrees to cause its applicable affiliate, to provide severance benefits at least equal to those provided under this Plan, and (2) the Employee either is offered continued employment with the successor party or its affiliate in a Comparable Position to the one held by the Employee immediately prior to his or her Date of Termination or declines an interview for such a Comparable Position.

Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Employee’s employment with the Company, the Employee would receive any payment that, absent the application of this paragraph of Section 4(a)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Employee’s Date of Termination, (2) the Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

(ii) For the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates for medical, prescription, and dental benefits to the extent applicable generally to other peer employees of the Company and its Affiliates, as if the Employee’s employment had not been terminated and with the same the level of monthly Employee contribution as applicable prior to termination of employment; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee all Other Benefits.

(b) Cause; Other Than for Good Reason. If the Employee’s employment is terminated for Cause during the Change in Control Period, this Plan shall terminate without further obligations to the Employee, other than the obligation to pay to the Employee (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Employee and (z) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid. If the Employee voluntarily terminates employment during the Change in Control Period, excluding a termination for Good Reason, this Plan shall terminate without further obligations to the Employee, other than for Accrued Obligations and the timely payment or provision of Other Benefits through the Date of Termination. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination.

SECTION 5. EFFECT ON EQUITY COMPENSATION.

Immediately prior to a Change in Control, all equity compensation grants made to an Employee by the Company that are outstanding at the time of such Change in Control shall be accelerated and shall fully vest. This Plan is intended to amend all equity compensation grants previously awarded to Employees to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such equity compensation grants.

SECTION 6. CONFIDENTIALITY.

An Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Plan). After the Employee’s Date of Termination, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

SECTION 7. EXPENSES.

The Company shall pay any and all reasonable legal fees and expenses incurred by an Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.

SECTION 8. WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 9. NO DUTY TO MITIGATE.

An Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

SECTION 10. AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following a Change in Control Event and during the Change in Control Period relating to such Change in Control Event, the Board may not amend, suspend or terminate this Plan without the consent of all Employees then subject to the Plan.

SECTION 11. GOVERNING LAW.

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the District of Columbia, excluding the choice of law rules thereof.

SECTION 12. SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 13. DISCLAIMER OF RIGHTS.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 14. CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 15. NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 16. SECTION 409A.

It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

* * * * *

This Plan was duly adopted and approved by the Board of Directors as of the 5th day of March, 2006.

/s/ Linda A. Madrid
Secretary of the Meeting

Schedule A

Operating Committee and Pay Level Y or Higher

If the Employee is a member of the Operating Committee or is at Pay Level Y or higher, the amount equal to the product (1) the number of complete and partial years of service with the Company (rounded to the nearest month) and (2) one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus, but in no event shall the number of years of service be less than 12 or greater than 24.

If the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount of the payments is reduced by one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus for each complete month that the termination occurs after the anniversary of the Change in Control Date. Notwithstanding the preceding sentence, if the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount shall not be less than the amount to which the Employee would be entitled under the Company’s standard separation pay plan, if any, in effect at the time of the Employee’s Date of Termination.

Schedule B

Pay Levels S through X

If the Employee is at Pay Level S through X, the product (1) the number of complete and partial years of service with the Company (rounded to the nearest month) and (2) one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus, but in no event shall the number of years of service be less than six or greater than 24.

If the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount of the payments is reduced by one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus for each complete month that the termination occurs after the anniversary of the Change in Control Date. Notwithstanding the preceding sentence, if the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount shall not be less than the amount to which the Employee would be entitled under the Company’s standard separation pay plan, if any, in effect at the time of the Employee’s Date of Termination.

Schedule C

Pay Levels below S

If the Employee is at a Pay Level below S, the product (1) the number of complete and partial years of service with the Company (rounded to the nearest month) and (2) one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus, but in no event shall the number of years of service be less than four or greater than 24.

If the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount of the payments is reduced by one-twelfth of the sum of (x) the Employee’s Annual Base Salary and (y) the Annual Bonus for each complete month that the termination occurs after the anniversary of the Change in Control Date. Notwithstanding the preceding sentence, if the Employee’s termination of employment occurs more than 12 months after the Change in Control Date, the amount shall not be less than the amount to which the Employee would be entitled under the Company’s standard separation pay plan, if any, in effect at the time of the Employee’s Date of Termination.